Exhibit 99.1
Cannae Holdings, Inc. Announces Third Quarter 2023 Financial Results

~ Quarterly results call scheduled for 5:00pm ET ~

Las Vegas, November 7, 2023 -- Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae” or the “Company”) has released its third quarter 2023 financial results by posting them to its website. Please visit the Cannae website at www.cannaeholdings.com to view the third quarter 2023 financial results, which are included in its Letter to Shareholders.

Conference Call

As previously announced, Cannae will host a conference call, today, November 7, 2023 at 5:00pm (Eastern Time), to discuss its third quarter 2023 results. The conference call can be accessed by dialing 1-844-826-3035 (domestic) or 1-412-317-5195 (international) and asking for the Cannae Holdings Third Quarter 2023 Financial Results Call. A telephonic replay will be available at the conclusion of the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 10183129. The telephonic replay will be available until 11:59 pm (Eastern Time) on November 14, 2023.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.cannaeholdings.com. The online replay will remain available for a limited time beginning immediately following the call.

About Cannae Holdings, Inc.

We primarily acquire interests in operating companies and are engaged in actively managing and operating a core group of those companies. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business and we have no preset time constraints dictating when we sell or dispose of our businesses. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. Cannae’s current operating interests include Dun & Bradstreet Holdings, Inc. (NYSE: DNB), in which Cannae holds 79 Million shares or 18% interest, and Alight, Inc. (NYSE: ALIT), in which Cannae owns 52.5 Million shares representing a 10% interest. Cannae also holds 4 Million shares, or 3%, of Ceridian HCM Holdings, Inc. (NYSE: CDAY), 27 Million shares, or 24%, of System1, Inc. (NYSE: SST), and 3.4 Million shares, or 6% of Paysafe Limited (NYSE: PSFE). Cannae’s other principal operating holdings include Sightline Payments, of which Cannae owns 32%, Computer Services, Inc., of which Cannae owns 9% and Black Knight Football & Entertainment, LP, of which Cannae owns approximately 48%.

Contacts

Jamie Lillis, Managing Director, Solebury Strategic Communications, 203-428-3223, jlillis@soleburystrat.com

Source: Cannae Holdings, Inc.